Exhibit 3.15

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:03 PM 07/29/2009

FILED 02:59 PM 07/29/2009

SRV 090737673—4714831 FILE

CERTIFICATE OF FORMATION

OF

EBS HOLDCO II, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is EBS Holdco II, LLC.

SECOND: The address of the registered office of the limited liability company in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware 19901.

THIRD: The name and address of the registered agent required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware 19901.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on July 29, 2009.

/s/ Gregory T. Stevens
Gregory T. Stevens Authorized Person